Exhibit 10.3

RESOLUTIONS

OF THE COMPENSATION COMMITTEE OF

THE BOARD OF DIRECTORS OF

GREEN MOUNTAIN POWER CORPORATION

WHEREAS, Green Mountain Power Corporation (the “Company”) has entered into an Agreement and Plan of Merger pursuant to which the Company will merge with a subsidiary of Northern New England Energy Corporation (the “Merger”); and

WHEREAS, Completion of the Merger is subject to the approval of the Company’s shareholders and the regulatory authorities; and

WHEREAS, Approval of the Merger by the Company’s shareholders will be a “Change in Control” of the Company as that term is defined in the Supplemental Retirement Plans (the “Plans”) between the Company and certain executives; and

WHEREAS, Certain adverse federal income tax consequences may affect the Company and the Plans’ participants if the shareholders’ approval of the Merger is allowed to be a Change in Control under the Plans; and

WHEREAS, the officers participating in the Plans have offered to agree that the Merger will not constitute a Change in Control under the Plans.

NOW THEREFORE BE IT RESOLVED, That subject to the consent of the affected participants, the Supplemental Retirement Plans between the Company and certain executives are hereby amended such that neither the execution of the merger agreement, the shareholders’ approval of the Merger nor the completion of the Merger shall constitute a Change in Control under the Supplemental Retirement Plans.

RESOLVED FINALLY, That the appropriate officers of the Company are hereby authorized and directed to take such actions and to execute such documents as may be necessary or desirable to implement the foregoing resolution, all without the necessity of further action by this Committee.